Exhibit 99.1
Leading-Edge Technology ... lnnovative Products ... Creative Solutions
JUNE 2009 COMPANY FACT SHEET
Irvine Sensors Corporation (www.irvine-sensors.com), headquartered in Costa Mesa, California, is a vision systems company enabled by technology for three-dimensional packaging of electronics and manufacturing of electro-optical products. We design, develop, manufacture and sell vision systems, higher-level products incorporating such systems and miniaturized electronic products for defense, security and commercial applications. We also perform customer-funded contract research and development related to the technology required for such products, mostly for U.S. government customers or prime contractors. Some of our recent product offerings are described below.
Products:

•	Under government sponsorship, we are developing Eagle Processing Boards™ that, among other applications, could be used to analyze information transmitted on networks, including the Internet, at processing speeds higher than the transmission speeds of the networks themselves. Such an ultra-high-speed capability would address pressing national security and financial infrastructure needs for “cyber security”. We currently are offering Eagle 10™ Boards capable of processing at 10 gigabits per second, the speed at which some elements of the Internet now function. We are under contract to enhance the performance of our Eagle Boards to 100 gigabits per second, a speed in excess of the 40 gigabits per second transmission capability at which much of the Internet is expected to operate for many years to come.

•	We have developed a variety of miniaturized thermal cameras and camera cores that create images from the temperature differences in the scene being viewed. One such product is designed to be a “Clip-On” to existing military night vision goggles that currently work by amplifying very low light. The addition of a thermal imaging capability to such goggles has been a U.S. military objective for some time. We believe our Clip-On product offers an attractive upgrade path to that end and, as such, addresses a very substantial market opportunity.

•	In conjunction with a strategic partner, we offer a miniature unmanned aircraft called TOWHAWK™ that carries our imaging sensors and is built from a carbon-fiber material that allows the wings to be folded permitting launch from a tube. Such a launch allows the aircraft to be flown from enclosed vehicles without exposing the crews of such vehicles to potential hostile fire. The TOWHAWK has been through numerous demonstrations and is presently in military field trials to determine its readiness for operational deployment, a possible outcome that could open a major new market opportunity for us.

3001 Red Hill Avenue, Building 4, Suite 108, Costa Mesa, California 92626-4526
Telephone: (714) 549-8211       Fax: (714) 444-8773

Company Fact Sheet — June 30, 2009
Management Team:
John C. Carson, Chairman of the Board, Chief Executive Officer and President
John J. Stuart, Jr., Sr. Vice President, Chief Financial Officer, Treasurer and Secretary
Volkan H. Ozguz, Sr. Vice President and Chief Technical Officer
Harold “Graz” Graziano, Vice President
Peter Kenefick, Vice President
Daryl L. Smetana, Vice President
Board of Directors:
John C. Carson
Marc Dumont
Jack Johnson
Thomas M. Kelly
Frank Ragano
Robert Richards
Location and Size:
All of our operations are located in Costa Mesa, California in approximately 42,500 square feet of leased facilities. We utilize contract manufacturers and subcontractors to fulfill much of our business. We presently have approximately 75 employees.
Capital Structure:
We currently have approximately 8 million shares of common stock outstanding. We also have over 13 million shares of common stock potentially issuable through conversion and exercise of all outstanding options, warrants and convertible preferred stock, although some such instruments are not presently “in the money”.
Certification:
Our business and quality management systems have been certified to be compliant with the International Organization for Standardization ISO 9000:2000 Standard.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
All statements included in this Fact Sheet, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates, projections and assumptions, and events beyond our control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to our products and their potential applications and markets. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “likely,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results or commitments made by us, and they are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. Important factors that may cause such a difference include, but are not limited to, government budgetary issues, agendas, constraints, funding or approval delays, or other approval requirements; our ability to successfully specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a cost-effective and timely manner; the impact of competing technologies and products; the rate at which current or future customers adopt our technologies; our cash resources and the effectiveness of our expense and cost control and reduction efforts; the impact of current military operations, international conflicts, natural disasters and other events beyond our control; and the general economic, political and market conditions and specific conditions that may impact our operations; as well as those factors described in our filings with the Securities and Exchange Commission. The forward-looking statements in this Fact Sheet speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.